EXHIBIT 10.1

Broadstone Net lease, inc. 2020 omnibus Equity and Incentive Plan

RESTRICTED STOCK UNIT - Notice of Grant

Broadstone Net Lease, Inc. (the “Company”), a Maryland corporation and internally managed real estate investment trust, hereby grants to the Grantee set forth below (the “Grantee”) Restricted Stock Units (the “Restricted Stock Units”), pursuant to the terms and conditions of this Notice of Grant (the “Notice”), the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Award Agreement”), and the Broadstone Net Lease, Inc. 2020 Omnibus Equity and Incentive Plan (the “Plan”).  Capitalized terms used but not defined herein shall have the meaning attributed to such terms in the Award Agreement or, if not defined therein, in the Plan, unless the context requires otherwise.  Each Restricted Stock Unit represents the right to receive one (1) Share at the time and in the manner set forth in the Award Agreement.

Date of Grant:

Name of Grantee:

Target Number of
Restricted Stock Units:

Maximum Number of

Restricted Stock Units:

Vesting:	The Restricted Stock Units shall vest pursuant to the terms and conditions set forth in Section 3 of the Award Agreement.

Performance Period:	; cumulative performance measured at the end of such 3-year period.

The Restricted Stock Units shall be subject to the execution and return of this Notice by the Grantee to the Company within 30 days of the date hereof (including by utilizing an electronic signature and/or web-based approval and notice process or any other process as may be authorized by the Company). By executing this Notice, the Grantee acknowledges that his or her agreement to the covenants set forth in Section 6 of the Award Agreement is a material inducement to the Company in granting this Award to the Grantee.

This Notice may be executed by facsimile or electronic means (including, without limitation, PDF) and in one or more counterparts, each of which shall be considered an original instrument, but all of which together shall constitute one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Notice of Grant as of the Date of Grant set forth above.

BROADSTONE NET LEASE, INC.

By:

Name: Christopher J. Czarnecki

Title: CEO & President

GRANTEE

Name:

[Signature Page to Notice of Restricted Stock Unit Grant for Broadstone Net Lease 2020 Omnibus Equity And Incentive Plan]

Exhibit A

BROADSTONE NET LEASE, INC.

2020 OMNIBUS EQUITY AND INCENTIVE PLAN

RESTRICTED STOCK UNIT

Award Agreement

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Award Agreement”) is entered into by and among Broadstone Net Lease, Inc. (the “Company”) and the individual set forth on the signature page to that certain Notice of Grant (the “Notice”) to which this Award Agreement is attached.  The terms and conditions of the Restricted Stock Units granted hereby, to the extent not controlled by the terms and conditions contained in the Plan, shall be as set forth in the Notice and this Award Agreement.  Capitalized terms used but not defined herein shall have the meaning attributed to such terms in the Notice or, if not defined therein, in the Plan, unless the context requires otherwise.

1.	No Right to Continued Employee Status or Consultant Service

Nothing contained in this Award Agreement shall confer upon the Grantee the right to the continuation of his or her Employee status, or, in the case of a Consultant or Director, to the continuation of his or her service arrangement, or in either case to interfere with the right of the Company or any of its Subsidiaries or other Affiliates to Terminate the Grantee.

2.	Term of Restricted Stock Units

This Award Agreement shall remain in effect until the Restricted Stock Units have fully vested and been settled or been forfeited by the Grantee as provided in this Award Agreement.

3.Vesting of Restricted Stock Units.

(a)Subject to Section 5, the Restricted Stock Units (up to the Maximum Number of Restricted Stock Units as set forth on the Notice) shall vest on such day following the expiration of the Performance Period that the Committee determines the level of performance achieved (the “Measurement Date”), subject to the Grantee’s not having Terminated prior to Measurement Date and only to the extent the performance goals set forth on Schedule 1 (the “Performance Goals”) are achieved. Except as set forth in Section 5 or in an employment agreement or severance agreement between the Company or one of its Subsidiaries and the Grantee, if the Grantee Terminates for any reason, the portion of the Restricted Stock Units that has not vested as of such date shall terminate upon such Termination and be deemed to have been forfeited by the Grantee without consideration.

(b)(i) Notwithstanding anything to the contrary in Section 3(a), if a Change in Control is consummated prior to the Grantee’s Termination, and the Restricted Stock Units are assumed in connection with such Change in Control, achievement of the Performance Goals shall be determined by the Board in its good faith discretion as of the date on which such Change in Control is consummated and the portion of the Restricted Stock Units that would have vested pursuant to the Schedule 1 based on such level of achievement (such amount, the “CIC

Restricted Stock Units”) shall remain issued, outstanding, and eligible to vest, and shall fully vest (100%) upon the expiration of the original Performance Period, subject to, except as set forth in Section 5(c), the Grantee’s not having Terminated prior to the expiration of the original Performance Period. For the avoidance of doubt, any portion of the Restricted Stock Units other than the CIC Restricted Stock Units (if any) shall be deemed to have been forfeited by the Grantee without consideration effective as of the date on which the Change in Control is consummated.

(ii) In the event the Restricted Stock Units are not assumed, or substituted for an equivalent award. by the Company’s successor, the CIC Restricted Stock Units, as determined in the manner described in Section 3(b)(i) shall immediately become fully (100%) vested immediately prior to the consummation of the Change in Control, and any portion of the Restricted Stock Units other than the CIC Restricted Stock Units (if any) shall be deemed to have been forfeited by the Grantee without consideration effective as of the date on which the Change in Control is consummated.

4.	Settlement

Within thirty (30) days following the date on which any portion of the Restricted Stock Units vest pursuant to Section 3 of this Award Agreement and Schedule 1, the Company shall deliver to the Grantee one (1) Share in settlement of each Restricted Stock Unit that becomes vested on such vesting date.

5.	Termination of Service

(a)Except as otherwise set forth in an employment or severance agreement between the Company or one of the Subsidiaries and the Grantee, and subject to the remainder of this Section 5, if the Grantee incurs a Termination for any reason, whether voluntarily or involuntarily, then the portion of the Restricted Stock Units that have not previously vested (after taking into account any vesting in connection with such Termination pursuant to this Section 5) shall terminate and be forfeited as of the date of the Grantee’s Termination.

(b)Subject to the remainder of this Section 5, if the Grantee incurs a Termination due to the Grantee’s death or Disability, Grantee or the Grantee’s estate, as applicable will be entitled to receive a pro rata portion of the number Restricted Stock Units (calculated in respect of the number of days the Grantee was employed during the Performance Period prior to the date of Termination) determined to be vested and earned based on actual achievement of the Performance Goals through the expiration of the Performance Period, as determined by the Committee on the Measurement Date. The pro rata portion of the RSUs deemed to be vested and earned, if any, will be settled at the same time as the similarly situated RSUs are settled for other active employee grantees, together with any accrued dividend amounts in the Grantee’s Account pursuant to Section 7 in respect of such pro rata RSUs.

(c)If a Change in Control is consummated prior to the Grantee’s Termination and the Restricted Stock Units were assumed in connection with such Change in Control in accordance with Section 3(b), in the event the Grantee’s employment is Terminated by the Company (or its successor) without Cause or by the Grantee for Good Reason, in either case, on or within the 12 month period following the consummation of such Change in Control, the CIC Restricted Stock Units to the extent then outstanding at the time of the Grantee’s Termination shall become fully (100%) vested upon the Grantee’s Termination.  For purposes of this Agreement “Good Reason” shall mean (x) if the Grantee is party to an employment or a severance agreement with the Company or one of the Subsidiaries in which “Good Reason” is defined, the occurrence of any circumstances defined as “Good Reason” in such employment or severance agreement, or (y) if the Grantee is not party to an employment or severance agreement with the Company or one of the Subsidiaries in which “Good Reason” is defined, (i) a material diminution in the Grantee’s annual base salary or target annual bonus opportunity, (ii) a relocation (without the written consent of the Grantee) of Grantee’s principal place of employment by more than thirty-five (35) miles from the principal location or (iii) a material diminution in the Grantee’s title, position, authority, duties, or responsibilities.  A termination of employment by the Grantee for Good Reason shall be effectuated by giving the Company written notice of the termination, setting forth the conduct of the Company that constitutes Good Reason, within 30 days of the first date on which the Grantee has knowledge of such conduct.  The Grantee shall further provide the Company at least 30 days following the date on which such notice is provided to cure such conduct.  Failing such cure, a termination of employment by the Grantee for Good Reason shall be effective on the day following the expiration of such cure period.

(d)If the Grantee incurs, at any time, a Termination by the Company for Cause or by the Grantee without Good Reason, then all outstanding unvested Restricted Stock Units shall be forfeited and terminate immediately without consideration upon the effective date of such Termination for Cause or without Good Reason.

6.	Prohibited Activities

(a)No Sale or Transfer. Unless otherwise required by law, the Restricted Stock Units shall not be (i) sold, transferred or otherwise disposed of, (ii) pledged or otherwise hypothecated or (iii) subject to attachment, execution or levy of any kind, other than by will or by the laws of descent or distribution; provided, however, that any transferred Restricted Stock Units will be subject to all of the same terms and conditions as provided in the Plan and this Award Agreement and the Grantee’s estate or beneficiary appointed in accordance with the Plan will remain liable for any withholding tax that may be imposed by any federal, state or local tax authority.

(b)Right to Terminate Restricted Stock Units and Recovery. The Grantee understands and agrees that the Company has granted the Restricted Stock Units to the Grantee to reward the Grantee for the Grantee’s future efforts and loyalty to the Company and its Affiliates by giving the Grantee the opportunity to participate in the potential future appreciation of the Company.  Accordingly, if (i) the Grantee materially violates the Grantee’s obligations relating to the non-disclosure or non-use of confidential or proprietary information under any Restrictive Agreement to which the Grantee is a party, (ii) the Grantee materially breaches or violates the Grantee’s obligations relating to non-disparagement under any Restrictive Agreement to which the Grantee is a party, (iii) the Grantee materially breaches or violates any non-solicitation obligations under any Restrictive Agreement to which the Grantee is a party, (iv)

the Grantee breaches or violates any non-competition obligations under any Restrictive Agreement to which the Grantee is a party, or (v) the Grantee is convicted of a felony against the Company or any of its Affiliates, then, in addition to any other rights and remedies available to the Company, the Company shall be entitled, at its option, exercisable by written notice, to terminate the Restricted Stock Units (including the shares issued in respect of the vested portion of the Restricted Stock Units) without consideration, and such Restricted Stock Units (or Shares) will be of no further force and effect.  “Restrictive Agreement” shall mean any agreement between the Company or any Subsidiary and the Grantee that contains non-competition, non-solicitation, non-hire, non-disparagement, or confidentiality restrictions applicable to the Grantee.

(c)Other Remedies. The Grantee specifically acknowledges and agrees that its remedies under this Section 6 shall not prevent the Company or any Subsidiary from seeking injunctive or other equitable relief in connection with the Grantee’s breach of any Restrictive Agreement.  In the event that the provisions of this Section 6 should ever be deemed to exceed the limitation provided by applicable law, then the Grantee and the Company agree that such provisions shall be reformed to set forth the maximum limitations permitted.

7.	No Rights as Stockholder; Dividend Equivalent Rights.

The Grantee shall have no rights as a stockholder with respect to the Shares covered by the Restricted Stock Units until the effective date of issuance of the Shares and the entry of the Grantee’s name as a shareholder of record on the books of the Company following delivery of the Shares in settlement of the Restricted Stock Units.

The Grantee shall not be entitled to receive any dividends with respect to the RSUs unless and until such RSUs become vested.  During the Performance Period, during any period between the expiration of the Performance Period and the Measurement Date, and during any period during which the RSUs are vested but not yet settled, if and when any dividends are declared on Shares, on the date such dividend is paid, the Company will credit to a bookkeeping account (the “Account”) maintained by the Company (or a third party on behalf of the Company) for the Grantee’s benefit an amount equal to the amount of such dividend that would have been paid on the same number of RSUs that are unvested and outstanding pursuant to this Award Agreement as of the record date of such dividend. Such credited amount shall be subject to the vesting and forfeiture provisions applicable to the RSUs to which such credited amount relates, as set forth this Award Agreement. Any credited amount that becomes vested as set forth herein, will be payable at the same time as Shares are otherwise delivered upon the settlement of the vested RSUs, if any, to which the credited amounts relate as set forth in this Award Agreement and will be payable in cash or stock, in the sole discretion of the Committee as determined at the time of payment.

8.	Taxation Upon Settlement of the Restricted Stock Units; Tax Withholding; Parachute Tax Provisions

The Grantee understands that the Grantee will recognize income, for Federal, state and local income tax purposes, as applicable, in respect of the vesting and/or settlement of the Restricted

Stock Units. The acceptance of the Shares by the Grantee shall constitute an agreement by the Grantee to report such income in accordance with then applicable law and to cooperate with Company and its subsidiaries in establishing the amount of such income and corresponding deduction to the Company and/or its subsidiaries for its income tax purposes.

The Grantee is responsible for all tax obligations that arise as a result of the vesting and settlement of the Restricted Stock Units. The Company may withhold from any amount payable to the Grantee an amount sufficient to cover any Federal, state or local withholding taxes which may become required with respect to such vesting and settlement or take any other action it deems necessary to satisfy any income or other tax withholding requirements as a result of the vesting and settlement of the Restricted Stock Units. The Company shall have the right to require the payment of any such taxes and require that the Grantee, or the Grantee’s beneficiary, to furnish information deemed necessary by the Company to meet any tax reporting obligation as a condition to delivery of any Shares pursuant to settlement of the Restricted Stock Units. The Grantee may pay his or her withholding tax obligation in connection with the vesting and settlement of the Restricted Stock Units, by making a cash payment to the Company.  In addition, the Committee, in its sole discretion, may allow the Grantee, to pay his or her withholding tax obligation in connection with the vesting and settlement of the Restricted Stock Units, by (x) having withheld a portion of the Shares then issuable to him or her upon settlement of the Restricted Stock Units or (z) surrendering Shares that have been held by the Grantee for at least six (6) months (or such lesser period as may be permitted by the Committee) prior to the settlement of the Restricted Stock Units, in each case having an aggregate Fair Market Value equal to the withholding taxes.

In connection with the grant of the Restricted Stock Units, the parties wish to memorialize their agreement regarding the treatment of any potential golden parachute payments as set forth in Exhibit A attached hereto.

9.	Securities Laws

(a)Upon the acquisition of any Shares pursuant to the settlement of the Restricted Stock Units, the Grantee will make such written representations, warranties, and agreements as the Committee may reasonably request in order to comply with securities laws or with this Award Agreement. Grantee hereby agrees not to offer, sell or otherwise attempt to dispose of any Shares issued to the Grantee upon settlement of the Restricted Stock Units in any way which would: (x) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other county) or to amend or supplement any such filing or (y) violate or cause the Company to violate the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, or any other Federal, state or local law, or the laws of any other country. The Company reserves the right to place restrictions on any Shares the Grantee may receive as a result of the settlement of the Restricted Stock Units.

(b)Notwithstanding anything to the contrary herein, in the event that (i) the Grantee is subject to the Company’s insider trading policy, including any policy permitting officers and directors to sell Shares only during certain “window” periods, in effect from time to time

(collectively, the “Policy”) or the Grantee is otherwise prohibited from selling Shares in the public market and any Shares underlying the Grantee’s Restricted Stock Units are scheduled to be delivered on a settlement date (the “Original Settlement Date”) that (A) does not occur during an open “window period” applicable to the Grantee or on a day on which the Grantee is permitted to sell Shares underlying any portion of the Restricted Stock Units that has vested pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Exchange Act, as determined by the Company in accordance with the Policy, as applicable, or (B) does not occur on a date when the Grantee is otherwise permitted to sell Shares on the open market, and (ii) the Company elects not to satisfy the Grantee’s tax withholding obligations by withholding Shares from the Grantee’s distribution, then such Shares shall not be delivered on such Original Distribution Date and shall instead be delivered, as applicable, on (x) the first business day of the next occurring open “window period” applicable to the Grantee pursuant to the Policy, or (y) the next business day on which the Grantee is not otherwise prohibited from selling Shares in the open market, but in no event later than March 15th of year following the year in which the Restricted Stock Units vest.

10.	Modification, Amendment, and Termination of Restricted Stock Units

This Award Agreement may not be modified, amended, terminated and no provision hereof may be waived in whole or in part except by a written agreement signed by the Company and the Grantee and no modification shall, without the consent of the Grantee, alter to the Grantee’s material detriment or materially impair any rights of the Grantee under this Award Agreement except to the extent permitted under the Plan.

11.	Notices

Unless otherwise provided herein, any notices or other communication given or made pursuant to the Notice, this Award Agreement or the Plan shall be in writing and shall be deemed to have been duly given (i) as of the date delivered, if personally delivered (including receipted courier service) or overnight delivery service, with confirmation of receipt; (ii) on the date the delivering party receives confirmation, if delivered by facsimile to the number indicated or by email to the address indicated or through an electronic administrative system designated by the Company; (iii) one (1) business day after being sent by reputable commercial overnight delivery service courier, with confirmation of receipt; or (iv) three (3) business days after being mailed by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

(a)If to the Company at the address below:

Broadstone Net Lease, Inc.

800 Clinton Square

Rochester, NY  14604

Attn: General Counsel

Phone:

(b)If to the Grantee, at the most recent address, facsimile number or email contained in the Company’s records.

12.	Award Agreement Subject to Plan and Applicable Law

This Award Agreement is made pursuant to the Plan and shall be interpreted to comply therewith. A copy of the Plan is attached hereto. Any provision of this Award Agreement inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan. The Plan shall control in the event there shall be any conflict between the Plan, the Notice, and this Award Agreement, and it shall control as to any matters not contained in this Award Agreement. The Committee shall have authority to make constructions of this Award Agreement, and to correct any defect or supply any omission or reconcile any inconsistency in this Award Agreement, and to prescribe rules and regulations relating to the administration of this Award and other Awards granted under the Plan.

This Award Agreement shall be governed by the laws of the State of Maryland, without regard to the conflicts of law principles thereof, and subject to the exclusive jurisdiction of the courts therein. The Grantee hereby consents to personal jurisdiction in any action brought in any court, federal or state, within the State of New York having subject matter jurisdiction in the matter.

13.	Section 409A

The Restricted Stock Units are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, accordingly, to the maximum extent permitted, this Award Agreement shall be interpreted to be exempt from Section 409A of the Code or, if not exempt, in compliance therewith.  Nothing contained herein shall constitute any representation or warranty by the Company regarding compliance with Section 409A of the Code.  The Company shall have no obligation to take any action to prevent the assessment of any additional income tax, interest or penalties under Section 409A of the Code on any Person and the Company, its Subsidiaries and Affiliates, and each of their respective employees and representatives, shall have no liability to the Grantee with respect thereto.

14.	Headings and Capitalized Terms

Unless otherwise provided herein, capitalized terms used herein that are defined in the Plan and not defined herein shall have the meanings set forth in the Plan. Headings are for convenience only and are not deemed to be part of this Award Agreement. Unless otherwise indicated, any reference to a Section herein is a reference to a Section of this Award Agreement.

15.	Severability and Reformation

If any provision of this Award Agreement shall be determined by a court of law of competent jurisdiction to be unenforceable for any reason, such unenforceability shall not affect the enforceability of any of the remaining provisions hereof; and this Award Agreement, to the fullest extent lawful, shall be reformed and construed as if such unenforceable provision, or part thereof, had never been contained herein, and such provision or part thereof shall be reformed or construed so that it would be enforceable to the maximum extent legally possible.

16.	Binding Effect

This Award Agreement shall be binding upon the parties hereto, together with their personal executors, administrator, successors, personal representatives, heirs and permitted assigns.

17.	Entire Agreement

This Award Agreement, together with the Plan, supersedes all prior written and oral agreements and understandings among the parties as to its subject matter and constitutes the entire agreement of the parties with respect to the subject matter hereof.  If there is any conflict between the Notice, this Award Agreement and the Plan, then the applicable terms of the Plan shall govern.

18.	Waiver

Waiver by any party of any breach of this Award Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right whether or not of the same or a similar nature. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

Schedule 1

(a)  Subject to the provisions of the Award Agreement, the number of RSUs subject to this Award that will be vested and earned, if the service conditions are met, will be determined, based on the Total Shareholder Return (“TSR”) of the Company relative to the TSR of the Peer Group (as defined below), in accordance with payout schedule set forth below.

(b)  The number of RSUs to vest will be determined based on Company performance against the applicable Peer Group as set forth below, with achievement between the stated percentages (after reaching 50% payout level) being interpolated on a straight-line basis:

Company’s Percentile Rank as compared to applicable comparator group	Percentage of Target RSUs Vesting
Less than 30th percentile	0%
30th percentile	50%
55th percentile	100%
80th percentile	200%

(c) Promptly following the completion of the Performance Period (and no later than sixty (60) days following the end of the Performance Period), the Committee will review and certify (i) what percentile rank of relative TSR has been achieved, and (ii) the number of RSUs that will become vested for each Participant, if any, subject to the terms of this Agreement. TSR shall be measured for each of the Company and the Peer Group based on the percentage appreciation (positive or negative) in the Fair Market Value of one share over the Performance Period, assuming the reinvestment of dividends on the ex-dividend date.

(d)  For purposes of this Agreement, the term “Peer Group” shall mean (x) in respect of 50% of the target number of RSUs, the MSCI US REIT Index on a non-weighted basis; and (y) in respect to 50% of the target number of RSUs, the peer companies set forth on Schedule 2. The companies consisting of the applicable Peer Group will be subject to the discretion of the Committee to make adjustments to recognize special or non-recurring situations or circumstances with respect to the Company or any other company in the Peer Group for any year in the Performance Period, including, but not limited to, merger and acquisition activity, a spin-off/divestiture, or bankruptcy.

(e)  The vesting of the number of RSUs considered earned in accordance with this Schedule and Section 3 of the Award Agreement shall occur on the Measurement Date (i.e., date the Committee makes its determinations of performance achievement), subject to the Grantee’s continued service with the Company or any of its Subsidiaries through such date and the terms and conditions of the Award Agreement.

(f)  All determinations by the Committee shall be final, conclusive and binding on the Grantee, and on all other persons, to the maximum extent permitted by law.

Schedule 2

Performance Peer Group

Agree Realty Corporation (ADC)	National Retail Properties, Inc. (NNN)	VEREIT, Inc. (VER)
Essential Properties Realty Trust, Inc. (EPRT)	Realty Income Corporation (O)	W. P. Carey Inc. (WPC)
Four Corners Property Trust, Inc. (FCPT)	Spirit Realty Capital, Inc. (SRC)
Lexington Realty Trust (LXP)	STORE Capital Corporation (STOR)

Exhibit A

PARACHUTE TAX PROVISIONS

This Exhibit A sets forth the terms and provisions applicable to the Grantee pursuant to the provisions of Section 8 of the Award Agreement.  This Exhibit A shall be subject in all respects to the terms and conditions of the Award Agreement.

(a)To the extent that the Grantee, would otherwise be eligible to receive a payment or benefit pursuant to the terms of this Award Agreement, any employment or other agreement with the Company or any Subsidiary or otherwise in connection with, or arising out of, the Grantee’s employment with the Company or any Subsidiary or a change in ownership or effective control of the Company or of a substantial portion of its assets (any such payment or benefit, a “Parachute Payment”), that a nationally recognized United States public accounting firm selected by the Company (the “Accountants”) determines, but for this sentence would be subject to excise tax imposed by Section 4999 of the Code (the “Excise Tax”), subject to clause (c) below, then the Company shall pay to the Grantee whichever of the following two alternative forms of payment would result in the Grantee’s receipt, on an after-tax basis, of the greater amount of the Parachute Payment notwithstanding that all or some portion of the Parachute Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Parachute Payment (a “Full Payment”), or (2) payment of only a part of the Parachute Payment so that the Grantee receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).

(b)If a reduction in the Parachute Payment is necessary pursuant to clause (a), then the reduction shall occur in the following order: (1) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; (2) reduction of cash payments (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); and (3) cancellation of acceleration of vesting of equity awards not covered under (1) above; provided, however, that in the event that acceleration of vesting of equity awards is to be cancelled, acceleration of vesting of full value awards shall be cancelled before acceleration of options and stock appreciation rights and within each class such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards; and provided, further, that to the extent permitted by Code Section 409A and Sections 280G and 4999 of the Code, if a different reduction procedure would be permitted without violating Code Section 409A or losing the benefit of the reduction under Sections 280G and 4999 of the Code, the Grantee may designate a different order of reduction.

(c)For purposes of determining whether any of the Parachute Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Accountants, such Total Payments (in whole or in part):  (1) do not constitute “parachute payments,” including giving effect to the recalculation of stock options in accordance with Treasury Regulation Section 1.280G-1, Q&A 33, (2) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or (3) are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(d)All determinations hereunder shall be made by the Accountants, which determinations shall be final and binding upon the Company and the Grantee.

(e)The federal tax returns filed by the Grantee (and any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Accountants with respect to the Excise Tax payable by the Grantee.  The Grantee shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his or her federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment (provided that the Grantee may delete information unrelated to the Parachute Payment or Excise Tax and provided, further that the Company at all times shall treat such returns as confidential and use such return only for purpose contemplated by this paragraph).

(f)In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Grantee shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Grantee but the Grantee shall control any other issues.  In the event that the issues are interrelated, the Grantee and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue.  In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Grantee shall permit the representative of the Company to accompany the Grantee, and the Grantee and his representative shall cooperate with the Company and its representative.

(g)The Company shall be responsible for all charges of the Accountants.

(h)The Company and the Grantee shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit A.

(i)Nothing in this Exhibit A is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Grantee and the repayment obligation null and void.

(j)Notwithstanding the foregoing, any payment or reimbursement made pursuant to this Exhibit A shall be paid to the Grantee promptly and in no event later than the end of the calendar year next following the calendar year in which the related tax is paid by the Grantee or where no taxes are required to be remitted, the end of the Grantee’s calendar year following the Grantee’s calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

(k)The provisions of this Exhibit A shall survive the termination of the Grantee’s employment with the Company or any Subsidiary for any reason and the termination of the Award Agreement.